AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 14, 2003
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                 (AMENDMENT NO.)

Filed by the Registrant  [ ]
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     Check the appropriate box:
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     [ ]  Confidential, For Use of the Commission Only (as permitted by
          Rule 14a-6(e)(2))
     [ ]  Definitive Proxy Statement
     |X|  Definitive Additional Materials
     [ ]  Soliciting Material Pursuant to Rule 14a-12

                             HERCULES INCORPORATED
                (Name of Registrant as Specified in Its Charter)

             THE HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEWS RELEASE
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The Hercules Shareholders' Committee For NEW Management * 17 State Street * New
York, New York  10004

Contact:  Chris Hayden, Georgeson Shareholder Communications Inc.
          212-440-9850

FOR IMMEDIATE RELEASE

COMMITTEE SENDS LETTER TO HERCULES SHAREHOLDERS

NEW YORK--July 14, 2003-- The Hercules Shareholders' Committee For NEW Management announced today that it sent the following letter to Hercules (NYSE:
HPC) shareholders:

             THE HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT
                       17 State Street, New York, NY 10004

                                                                   July 14, 2003

Fellow Hercules Shareholders:

         While we have been sharply critical of Joyce and his majority directors, we remain convinced that there are still strong underlying values at Hercules and that the Company's two remaining, primary businesses, Aqualon and Pulp and Paper, under the right direction, have substantial potential for growth. As a further expression of its confidence in the future of the Company, ISP is announcing today its intention to purchase an additional 10 million shares of Hercules common stock -- over and above our current ownership of 9.9 million Hercules shares -- conditioned upon the election of the Committee's nominees.

         ISP intends to commence a tender offer for five million shares of Hercules at $12 per share in cash and to purchase an additional five million shares of Hercules common stock through open market purchases thereafter. ISP's tender offer will commence promptly after final certification of the election of the Committee's four nominees and will be conditioned on the Board's elimination of the poison pill, which will be one of the first actions taken should our nominees be elected to the Board. The $12 price represents an almost 50% premium over Hercules' closing price of $8.12 per share on February 11, 2003 -- the day prior to ISP's filing of an amendment to its Schedule 13D indicating that it was considering waging a proxy contest at the Company's 2003 Annual Meeting.

         After completion of its tender offer, ISP intends to purchase an additional five million shares of Hercules common stock in the open market during the following twelve-month period. The completion of the tender offer and the open market purchase program would increase ISP's holdings in Hercules from 9.9 million shares to 19.9 million shares (or 18% of the outstanding shares), a more than 100% increase in ISP's current interest in Hercules.

         Not only does ISP's commitment demonstrate its confidence in the future of Hercules under NEW management, but it further aligns the interests of our Committee members with those of Hercules shareholders, INCREASING OUR INVESTMENT TO APPROXIMATELY $250 MILLION AS A RESULT OF ISP'S TENDER OFFER AND OPEN MARKET PURCHASE PROGRAM.

         COMPARE THIS WITH THE FACT THAT JOYCE HAS NOT PURCHASED A SINGLE SHARE IN HERCULES AND ASK YOURSELF: WHO BETTER REPRESENTS THE INTERESTS OF HERCULES SHAREHOLDERS - THE COMMITTEE, INCLUDING OUR NOMINEES, AN OUTSTANDING GROUP OF EXPERIENCED BUSINESS PEOPLE AND PROFESSIONALS, WITH AN AGGREGATE INVESTMENT IN HERCULES OF $250 MILLION, WHO ARE COMMITTED TO ENHANCING VALUES FOR ALL HERCULES SHAREHOLDERS AS WE HAVE INVESTED OUR OWN MONEY IN HERCULES AS YOU HAVE, OR JOYCE, WHO HAS NOT PURCHASED A SINGLE SHARE OF HERCULES STOCK AND IS MORE INTERESTED IN POSITIONS, PARACHUTES AND PERKS?

         On another subject, several Hercules shareholders have expressed the view that they would like to see further assurances designed to prevent the possibility of a conflict of interest between Hercules and ISP and its affiliates, including Mr. Heyman. As you may recall from our June 24th letter, in order to avoid a repeat of Joyce's outrageous self-dealing in connection with his $9 per share LBO offer, ISP and Mr. Heyman provided a written commitment effectively safeguarding the interests of Hercules shareholders with respect to any corporate transaction involving Hercules and ISP, by requiring a two-thirds vote of Hercules shareholders EXCLUDING the shares of ISP and its affiliates.(1)

         In order to remove even the slightest remaining appearance of a conflict of interest, address the stated concerns of these Hercules shareholders, and broaden the shareholder mandate for our Committee's nominees, the Committee has obtained a further commitment from ISP and its affiliates to enter into a standstill agreement (attached as an exhibit to this letter), which would become effective upon the election of our four nominees to the Hercules Board. Pursuant to the standstill agreement, ISP and Mr. Heyman would agree, for a period of two years, not to make any acquisition or merger proposal for Hercules or any of its business units, unless a third party makes an acquisition proposal first, and to otherwise limit their ownership in Hercules' stock to 20% of the Company's outstanding shares.

         *        *        *        *       *        *        *        *

-----------
(1) Contrary to the recent report from Institutional Shareholder Services, these assurances go well beyond Delaware law and the Company's charter and Bylaws.

         In yet another transparent election ploy, Hercules late last week released "earnings guidance" for the second quarter. While the "headline" number was an estimated 27-29(cent) per share for the quarter, a review of management's eleventh-hour, "smoke and mirrors" release serves as an example of how misleading management's earnings reports have really been under Joyce over the last two years.

      o The estimate includes INCOME of 2(cent) per share for "Discontinued operations," 1(cent) per share for a reversal of "Restructuring costs," and 6(cent) per share for "Tax benefit attributable to donation of intellectual property" - FOR A TOTAL OF 9(CENT) PER SHARE OF ONE-TIME INCOME ITEMS.

      o With respect to income from ongoing operations, management forecasted 21-23(cent)per share which, based upon the experience of our four minority directors with management estimates, MEANS 21(CENT)PER SHARE - a 1(cent)increase over the 20(cent)per share reported in the second quarter of 2002. WHAT MANAGEMENT HAS FAILED TO DISCLOSE, HOWEVER, IS THAT ALMOST 2 1/2(CENT)PER SHARE OF THE 21(CENT)CAME FROM A ONE-TIME INSURANCE BENEFIT, AND OF THE REMAINING 18 1/2(CENT)PER SHARE, AT LEAST 5(CENT)PER SHARE WE ESTIMATE IS ATTRIBUTABLE TO THE IMPACT OF THE LOWER U.S. DOLLAR. PUT ANOTHER WAY, WITHOUT THE BENEFIT OF THE ONE-TIME INSURANCE ITEM AND THE FAVORABLE CURRENCY IMPACT, INCOME FROM ONGOING OPERATIONS FOR THE SECOND QUARTER WOULD HAVE BEEN SHARPLY LOWER THAN THE SAME QUARTER LAST YEAR.

      o Although reported sales for the Company were projected to be 8% higher than the second quarter last year, we estimate that 6% of the 8% resulted from the lower U.S. dollar.

         ASK YOURSELF:

         DOESN'T THIS LATEST EARNINGS ESTIMATE ILLUSTRATE THE LACK OF ANY REAL PROGRESS WITH RESPECT TO THE OPERATING PERFORMANCE OF THE COMPANY'S BUSINESSES UNDER JOYCE?

                                       AND

         ISN'T JOYCE'S PENCHANT FOR "PRO FORMA" EARNINGS, "NON-RECURRING" CHARGES, AND "ONE-TIME INCOME ITEMS" RELATED TO HIS REFUSAL FOR ALMOST TWO YEARS NOW TO HIRE A CHIEF FINANCIAL OFFICER FOR THE COMPANY?

         It is now clear why Joyce pushed his associates on the Hercules Board to authorize restricted stock grants in the amount of more than one million shares to himself and other executives just prior to the June 6 record date. In addition to the obvious economic benefit of stock GRANTS rather than OPTIONS, to add insult to injury, Joyce is

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

now claiming the right to have most all the shares covered by these unvested, restricted grants voted in the proxy contest.

         WHAT DO YOU THINK OF A CHIEF EXECUTIVE WHO IS WILLING NOT ONLY TO MISLEAD SHAREHOLDERS ABOUT THE PERFORMANCE OF THE COMPANY UNDER HIS MANAGEMENT BUT TO RESORT TO "STUFFING OF THE BALLOT BOX" IN AN ATTEMPT TO PERPETUATE HIMSELF IN OFFICE?

         *        *        *        *       *        *        *        *

         The Hercules stock price, between the time Joyce became Chief Executive, on May 8th, 2001 and the closing price on July 11th, has underperformed the S&P MidCap Specialty Chemicals Index by almost 30%. The Company's RECENT stock price performance, however, measured from February 11, 2003, the day prior to ISP's filing of an amendment to its Schedule 13D which indicated that it was considering waging a proxy contest for control of the Hercules Board, to the close on July 11th, has outpaced, for the first time in Joyce's tenure, the S&P MidCap Specialty Chemicals Index by approximately 19%. The improvement of Hercules' stock price performance has come only in the wake of the Committee's proxy campaign, the prospect of new management and a new direction for the Company, and the Committee's expressed determination to enhance shareholder values.

         WE ASK YOU TO JUDGE FOR YOURSELF WHETHER THE PRICE OF YOUR STOCK IS LIKELY TO BE HIGHER OR LOWER AS A RESULT OF A CHANGE IN LEADERSHIP AT HERCULES. PLEASE SIGN, DATE, AND RETURN OUR WHITE PROXY CARD TODAY!

                                   Sincerely,

             THE HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT


/s/ SAMUEL J. HEYMAN    /s/ HARRY FIELDS    /s/ ANTHONY T. KRONMAN   /s/ SUNIL KUMAR
--------------------    ----------------    ----------------------   ---------------
Samuel J. Heyman        Harry Fields        Anthony T. Kronman       Sunil Kumar



/s/ GLORIA SCHAFFER     /s/ VINCENT TESE    /s/ RAYMOND S. TROUBH     /s/ GERALD TSAI, JR.
-------------------     ----------------    ---------------------     --------------------
Gloria Schaffer         Vincent Tese        Raymond S. Troubh         Gerald Tsai, Jr.

                                    EXHIBIT A

                                                                   July 14, 2003

To The Hercules Shareholders' Committee for NEW Management
17 State Street
New York, NY  10004

            While the undersigned and our respective affiliates (the "Heyman parties") have no intention of making a proposal to acquire Hercules, we hereby agree, subject to all of the Committee's nominees being elected to Hercules' Board of Directors, to enter into a standstill agreement with Hercules that will contain the following terms:

          1. The Heyman parties will agree that for a period of two years (the "Term") they will not acquire or agree, offer, seek or propose to acquire the Company or substantially all of its assets, by merger, tender or exchange offer or consolidation or to make a proposal to acquire any of Hercules' business units or to otherwise enter into any other business combination transaction (in each case, a "Takeover Proposal").

          2. Notwithstanding anything contained above, in the event that (x) a third party proposes to enter into an agreement with Hercules or any of its subsidiaries with respect to a merger, consolidation or other business combination involving Hercules or any of its subsidiaries, (y) a bona fide tender offer or exchange offer is announced by a third party which would result, if consummated in accordance with its terms, in a change of control of Hercules or (z) a third party proposes to enter into an agreement with Hercules with respect to the sale, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of a material portion of the assets of Hercules and its subsidiaries taken as a whole or of any business unit of Hercules (in each case, an "Acquisition Proposal"), then the Heyman parties will be entitled to make a Takeover Proposal if such Takeover Proposal is a Superior
                Proposal (as defined below). Additionally, notwithstanding anything contained above, in the event the third party Acquisition Proposal is for assets of Hercules and its subsidiaries not constituting all or substantially all of such assets, then the Heyman parties' Takeover Proposal, if any, shall not be for more assets than those subject to such third party's Acquisition Proposal.

                As used in this paragraph (2), "Superior Proposal" means a bona fide written proposal that is on terms that would, if consummated, result in a transaction that would, or would be reasonably likely to, be more favorable to Hercules or its shareholders than the transactions contemplated by the Acquisition Proposal.

          3. In the event the Heyman parties make a permitted Takeover Proposal pursuant to paragraph (2) above or after the expiration of the Term, Samuel J. Heyman and Sunil Kumar agree to resign from the Hercules Board upon making such a Takeover Proposal.

          4. The Heyman parties will agree that, except as expressly permitted in paragraph (2) above, during the Term they will not acquire or agree, offer, seek or propose to acquire more than twenty percent (20%) of the then outstanding shares of Hercules common stock.

          5. The commitments referred to in paragraphs (1), (2) and (3) are in addition to the procedural safeguards set forth in the June 24th letter from the Heyman parties to the Committee, which continue in full force and effect.

                                   Sincerely,

International Specialty Products Inc.

By:  /s/ SUNIL KUMAR                                    /s/ SAMUEL J. HEYMAN
     ---------------                                    --------------------
     Sunil Kumar                                        Samuel J. Heyman
     Chief Executive Officer

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